EXHIBIT 99.2

TRANSACTIONS DURING THE PAST 60 DAYS

The following Reporting Persons engaged in the following open-market transactions with respect to the Issuer’s Common Stock during the last 60 days:

Platinum Partners Value Arbitrage Fund L.P.

Transaction Date	Number of Shares	Price per Share	Type of Transaction
1/8/2016	48,600	$1.18	Purchase
1/11/2016	151,200	$1.0798	Purchase
1/12/2016	32,400	$1.0997	Purchase
1/13/2016	36,000	$1.05	Purchase
1/14/2016	26,000	$1.0697	Purchase
1/15/2016	72,000	$1.0235	Purchase
1/19/2016	119,909	$0.9	Purchase
1/19/2016	50,000	$0.8917	Purchase
1/20/2016	413,191	$0.8299	Purchase
1/21/2016	4,300	$0.8974	Purchase
1/22/2016	14,677	$0.98	Purchase
1/25/2016	36,000	$0.9793	Purchase
1/26/2016	36,000	$0.96	Purchase
1/27/2016	250,000	$0.86	Purchase
1/28/2016	110,587	$0.8312	Purchase
2/4/2016	14,042	$0.82	Purchase
2/5/2016	269,900	$0.8185	Purchase
2/5/2016	2,300,000	$2.00	Purchase
2/8/2016	294,100	$0.7986	Purchase
2/9/2016	69,265	$0.8	Purchase
2/10/2016	4,787	$0.83	Purchase
2/19/2016	28,427	$0.96	Purchase
2/23/2016	16,787	$0.96	Purchase
2/24/2016	11,693	$0.96	Purchase

Platinum Partners Liquid Opportunity Master Fund L.P.

Transaction Date	Number of Shares	Price per Share	Type of Transaction
1/8/2016	5,400	$1.18	Purchase
1/11/2016	16,800	$1.0798	Purchase
1/12/2016	3,600	$1.0997	Purchase

All of the foregoing transactions were effected on the open market except for the transaction reported above on February 5, 2016 which was the result of an exercise of an option position.

There were no transactions effected by any other Reporting Person during the past sixty days.